Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

To The Board of Directors:

Re: Sim Video International Inc. (the “Entity”)

We consent to the use of our report dated December 11, 2018, with respect to the consolidated statement of financial position of SIM Video International Inc. as of December 31, 2017, and the related consolidated statements of earnings (loss) and comprehensive loss, changes in equity, and cash flows for year ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Yours very truly,

/s/ KPMG LLP

December 11, 2018

Toronto, Canada